EXHIBIT I


MADISON GAS AND ELECTRIC COMPANY
Transmission Assets to be Transferred to American Transmission
Company at 12/31/00
(Adjusted to account for Deferred Income Taxes)


NET BOOK VALUE AT 11/30/00:
Plant in Service, Transmission Only
								   	$	36,579,662.42
Land and Easements
3,936,543.36
Construction Work in Progress, Transmission Lines

1,650,010.71
Construction Work in Progress, Substations

2,614,687.21
							Subtotal 	$  	44,780,903.70

ADJUSTMENTS:

Estimated Transmission Facilities
Remainder of Year 2000 Estimate
								    	$	 2,000,000.00

12/00 Straight Line Depreciation  - Estimate
							     	$      (168,000.00)
								Total$    46,612,903.70
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Rounded: 47,000,000.00
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Estimated Deferred Taxes & Deferred ITC
								   	    (13,596,000.00)

Estimated Contribution Value			   	$	33,404,000.00
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